UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 27, 2003

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On February 27, 2003 YUM! Brands, Inc. issued a press release reporting February sales for its portfolio of International and U.S. businesses and reconfirming first quarter 2003 EPS guidance of $0.38.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99      Press release dated February 27, 2003 from YUM! Brands, Inc.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; our actuarially determined casualty loss estimates; changes in legislation and governmental regulation; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: March 5, 2003	/s/ David J. Deno
Chief Financial Officer
(Principal Financial Officer)

YUM! BRANDS, INC. REPORTS FEBRUARY SALES FOR ITS INTERNATIONAL AND U.S. BUSINESSES

RECONFIRMS FIRST-QUARTER EPS GUIDANCE OF $0.38

Louisville, Ky. — February 27, 2003 — Yum! Brands, Inc. (NYSE: YUM) today reported estimated International system sales increased 10% prior to foreign currency conversion or 15% after conversion to U.S. dollars. Estimated U.S. blended same-store sales at company restaurants decreased 5% during the four-week period ended February 22, 2003 (Period 2). U.S. sales were negatively impacted approximately 2 percentage points by extreme weather conditions, which resulted in numerous restaurants closing temporarily, in the Midwest and Northeast states.

Despite the unexpected impact of severe weather, the company reconfirmed its first-quarter 2003 EPS guidance of $0.38 due to effective contingency planning and favorable foreign currency impact. In addition, the company’s largest division, the international business, continues to perform on target.

International System Sales Growth (Estimated)

	Reported (U.S. $)	Local Currency
Period 2	+15%	+10%
Quarter to Date	+13%	+8%

U.S. Company Same-Store Sales Growth (Estimated)

	Current Year	Prior Year
U.S. BLENDED	(5)%	+6%
Taco Bell	(2)%	+9%
Pizza Hut	(6)%	+6%
KFC	(7)%	+2%

Sales results for Period 3 (the four-week period ending March 22, 2003, for the U.S. businesses) will be released on March 27, 2003. (Note: U.S. same-store sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver’s and A&W are not included. International system sales include sales from company, franchise, license, and joint-venture restaurants.)

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system units with nearly 33,000 restaurants in more than 100 countries and territories. Four of the company’s restaurant brands —KFC, Pizza Hut, Taco Bell and Long John Silver’s— are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Since 1919, A&W All-American Food has been serving a signature frosty mug root beer float and all-American pure-beef hamburgers and hot dogs, making it the longest running quick-service franchise chain in America. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W All-American Food or Long John Silver’s brands. The company and its franchisees today operate over 1,900 multibrand restaurants, generating nearly $2 billion in annual system sales. Outside the United States, the company opens about three new restaurants each day, 365 days a year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands, Inc., from Tricon Global Restaurants to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange.